UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (AMENDMENT NO. ______)*

                               NTN Buzztime, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.005 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    629410309
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 12, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 629410309
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Capital Master Fund, Ltd.    98-0447604
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         2,801,170
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,801,170
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,801,170
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [__] (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No. 629410309
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Management, LLC   20-0591302
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE   OX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         2,801,170
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,801,170
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,801,170
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        IA
--------------------------------------------------------------------------------

CUSIP No. 629410309
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert S. Ellin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    5SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         2,801,170
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,801,170
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,801,170
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 629410309
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jay A. Wolf
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)X (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER

                         2,801,170
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,801,170
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,801,170
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [__](See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 629410309


Item 1.

(a) Name of Issuer

NTN Buzztime, Inc., a Delaware corporation (the "Issuer")

(b) Address of Issuer's Principal Executive Offices

5966 La Place Court, Carlsbad, California 92008

Item 2.

(a) Name of Person Filing

Trinad Capital Master Fund, Ltd.
Trinad Management, LLC
Robert S. Ellin
Jay A. Wolf

(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of Trinad Capital Master Fund, Ltd, Trinad Management, LLC, Robert S. Ellin and Jay A. Wolf is 2121 Avenue of the Stars, Suite 1650, Los Angeles, California 90067.

(c) Citizenship

Trinad Capital Master Fund, Ltd. - Cayman Islands

Trinad Management, LLC - Delaware

Robert S. Ellin - United States

Jay A. Wolf - United States

(d) Title of Class of Securities

Common Stock, $.005 par value per share, of the Issuer ("Common Stock")

(e) CUSIP Number

629410309

Item 3. Not Applicable.

Item 4. Ownership

(a)      Amount beneficially owned:

              Trinad Capital Master Fund, Ltd                         2,801,170
              Trinad Management, LLC                                  2,801,170
              Robert S. Ellin                                         2,801,170
              Jay A. Wolf                                             2,801,170

(b)      Percent of Class

              Trinad Capital Master Fund, Ltd                              5.1%
              Trinad Management, LLC                                       5.1%
              Robert S. Ellin                                              5.1%
              Jay A. Wolf                                                  5.1%

The percentages used herein and are calculated based on the 54,509,302 shares of Common Stock reported by the Company to be issued and outstanding as of October 31, 2006 in the Company's latest Form 10-Q, as filed with the Securities and Exchange Commission on November 9, 2006.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

                                        0

(ii) Shared power to vote or to direct the vote:

                                    2,801,170

(iii) Sole power to dispose or to direct the disposition of:

                                        0

(iv) Shared power to dispose or to direct the disposition:

                                    2,801,170

Trinad Management, LLC serves as investment adviser to Trinad Capital Master Fund, Ltd. By reason of such relationship Trinad Management, LLC may be deemed to share voting and dispositive power over the shares of Common Stock owned directly by Trinad Capital Master Fund, Ltd. Trinad Management, LLC disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Trinad Capital Master Fund, Ltd.

Robert S. Ellin and Jay A. Wolf are the managing member and the managing director, respectively, of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd. By reason of such relationship Robert S. Ellin and Jay
A. Wolf may be deemed to share voting and dispositive power over the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. or any other person reporting on the schedule

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Be Reported on by the Parent Holding Company:

Not Applicable.

Item 8. Identification and Classification of Members of the Group:

Not Applicable.

Item 9.  Notice of Dissolution Of Group:

Not Applicable.

Item 10. Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having a purpose or effect.

Exhibits:

Exhibit 1: Joint Filing Agreement, dated as of December 20, 2006, by and among Trinad Capital Master Fund, Ltd, Trinad Management, LLC, Robert S. Ellin and Jay
A. Wolf

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRINAD CAPITAL MASTER FUND, LTD.          TRINAD MANAGEMENT, LLC
a Cayman Islands exempted company         a Delaware limited liability company






By:    /s/ Robert S. Ellin                By:  /s/ Robert S. Ellin
       -------------------                     -------------------
       Robert S. Ellin, Director               Robert S. Ellin, Managing Member

Date: December 20, 2006                   Date: December 20, 2006

By:    /s/ Robert S. Ellin                By:  /s/ Jay A. Wolf
       -------------------                     ---------------
       Robert S. Ellin, an individual          Jay A. Wolf, an individual
Date: December 20, 2006                   Date: December 20, 2006


                        --------------------------------

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                    EXHIBIT I
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

TRINAD CAPITAL MASTER FUND, LTD.          TRINAD MANAGEMENT, LLC
a Cayman Islands exempted company         a Delaware limited liability company






By:    /s/ Robert S. Ellin                By:  /s/ Robert S. Ellin
       -------------------                     -------------------
       Robert S. Ellin, Director               Robert S. Ellin, Managing Member

Date: December 20, 2006                   Date: December 20, 2006

By:    /s/ Robert S. Ellin                By:  /s/ Jay A. Wolf
       -------------------                     ---------------
       Robert S. Ellin, an individual          Jay A. Wolf, an individual
Date: December 20, 2006                   Date: December 20, 2006